UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 22, 2023

OLD DOMINION FREIGHT LINE, INC.

(Exact name of Registrant as Specified in Its Charter)

Virginia	0-19582	56-0751714
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

500 Old Dominion Way
Thomasville, North Carolina		27360
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (336) 889-5000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock ($0.10 par value)	ODFL	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On March 22, 2023, Old Dominion Freight Line, Inc. (the “Company”) entered into a First Amendment to Note Purchase and Private Shelf Agreement (the “Amendment”), amending the terms of its Note Purchase and Private Shelf Agreement, dated as of May 4, 2020 (as amended, restated, supplemented or otherwise modified from time to time, the “Note Agreement”) with PGIM, Inc. and the other holders of Notes (as defined in the Note Agreement). The Amendment, among other things, extends the Issuance Period (as defined in the Note Agreement, as amended by the Amendment) from May 4, 2023 to March 22, 2026.

As of the date hereof, there are $100 million aggregate principal amount of Series B Notes (as defined in the Note Agreement) outstanding under the Note Agreement. The Company may issue, from time to time, additional senior promissory notes under the Note Agreement in an amount up to $350 million less the aggregate principal amount of the Series B Notes and all other Notes outstanding at such time.

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Amendment, attached hereto as Exhibit 4.17 and incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On March 22, 2023, the Company entered into a five-year, $250.0 million senior unsecured revolving credit facility pursuant to the terms of a third amended and restated credit agreement (the “Credit Agreement”), dated as of March 22, 2023, with Wells Fargo Bank, National Association, as administrative agent, and the Lenders named therein (collectively, the “Lenders”). The Credit Agreement amends and restates the terms of the Company’s existing five-year, $250.0 million senior unsecured revolving credit facility, dated as of November 21, 2019. The following description is a summary of the material terms and conditions of the Credit Agreement. The definitions of capitalized terms, if not so defined herein, may be found in the Credit Agreement.

Of the $250.0 million in line of credit commitments provided by the Lenders, $100.0 million may be used for letters of credit and 10% of the aggregate commitments under the facility as of any date of determination may be used for Swingline Loans. In addition, the Company shall have the right to request an increase in the aggregate Commitments of up to $400.0 million, which may include one or more Term Loan Commitments. At the Company’s option, borrowings under the Credit Agreement shall generally bear interest at a rate based on either (i) the Secured Overnight Financing Rate (SOFR), plus the Term SOFR Adjustment equal to 0.100%, plus an applicable margin that shall range from 1.000% to 1.375%; or (ii) a Base Rate plus an applicable margin that shall range from 0.000% to 0.375%. The applicable margin for each of the above options is dependent upon the Company’s Consolidated Debt to Consolidated Total Capitalization ratio.

The Credit Agreement contains terms and provisions (including representations, covenants and conditions) customary for transactions of this type. Financial covenants include a maximum Consolidated Debt to Consolidated Total Capitalization ratio (not to be more than 0.60 to 1.00) and a minimum Fixed Charge Coverage Ratio (not to be less than 2.00 to 1.00). Other covenants include, but are not limited to, mergers and consolidations, additional indebtedness, limitations on liens, disposition of assets, investments, restricted payments and transactions with affiliates. The Credit Agreement also contains customary events of default.

The foregoing description of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Credit Agreement, attached hereto as Exhibit 4.18 and incorporated herein by reference.

The Company intends to use any proceeds of the borrowings under the Credit Agreement for working capital, the issuance of Letters of Credit and general corporate purposes in accordance with the terms and provisions of the Credit Agreement. The Company has normal banking relationships with the Lenders.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
4.17	First Amendment to Note Purchase and Private Shelf Agreement, dated March 22, 2023, by and among Old Dominion Freight Line, Inc., PGIM, Inc. and the other holders of the Notes (as defined therein)
4.18	Third Amended and Restated Credit Agreement, dated March 22, 2023, among Old Dominion Freight Line, Inc., Wells Fargo Bank, National Association, as Administrative Agent, and the Lenders named therein
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OLD DOMINION FREIGHT LINE, INC.

		By:	/s/ Kimberly S. Maready
Kimberly S. Maready
Vice President - Accounting & Finance
(Principal Accounting Officer)
Date:	March 23, 2023